Exhibit 99.1

NEWS RELEASE

Five Below, Inc. Appoints Michael F. Devine, III to Board of Directors

PHILADELPHIA, PA – (March 11, 2013) – Five Below, Inc. (Nasdaq: FIVE) today announced that it has appointed Michael F. Devine, III to its Board of Directors. Mr. Devine will replace Howard Ross, who resigned from the Board of Directors. Mr. Devine has also been appointed to be a member, and to serve as chair, of Five Below’s Audit Committee.

Mr. Devine currently serves on the boards of Express, Deckers, Talbot’s, and Sur La Table, and previously served on the board of NutriSystems. Mr. Devine served as Chief Financial Officer of Coach from 2001 to 2011. During his tenure at Coach, revenue and operating margins increased significantly. During his career, Mr. Devine was recognized as one of the 100 Most Influential People in Finance – Visionary CFO by Treasury & Risk Management Magazine.

David Schlessinger, Executive Chairman of Five Below, stated, “We are pleased to welcome Mike to our Board of Directors. Mike has enjoyed a distinguished career in financial leadership roles concentrated in the retail industry. We look forward to benefitting from his expertise as we execute our growth plans. We would also like to thank Howard for his many valuable contributions over the years and wish him the best.”

About Five Below

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds – Style, Room, Sports, Media, Crafts, Party, Candy and Seasonal. Five Below is headquartered in Philadelphia, Pennsylvania.

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Investor Contact:

ICR, Inc.

Farah Soi 203-682-8200

Farah.soi@icrinc.com